Exhibit 99.1

Chelsea Therapeutics Reports First Quarter 2010 Results

•	Full Enrollment of Study 301 on Track for Completion by End of Second Quarter; Data Expected in Third Quarter 2010

•	Study 306 On Track to Begin Enrollment in Second Quarter; Data Expected in Second Quarter 2011

•	Company to Host Conference Call at 5:00 PM EDT

Charlotte, NC, April 29, 2010 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) today reported financial results for the first quarter 2010 and presented a quarterly update on the Company’s development progress. Chelsea’s management team will host a conference call this afternoon at 5:00 PM EDT to discuss these results.

Recent Highlights:

•	Began enrolling additional patients in NORTHERA™ (droxidopa) Study 301 to reach new target enrollment of 150 patients by the end of the second quarter 2010;

•	Received FDA approval on protocol for Northera Study 306, a pivotal Phase III trial in Parkinson’s disease patients with symptomatic neurogenic orthostatic hypotension;

•	Finalized protocol for Phase II trial of CH-4051 in rheumatoid arthritis;

•	Supported the initiation of investigator-led Phase II trial of droxidopa in combination with carbidopa for the treatment of adult attention deficit hyperactivity disorder;

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Reported results from Northera Study 305 demonstrating consistent improvements in blood pressure without evidence of sustained high blood pressure during the night when patients are most likely to be in the supine position and most susceptible to hypertension; and

•	Raised net proceeds of $16.8 million through registered direct offering.

“During the first quarter, we made substantial progress in advancing our Northera registration program in neurogenic orthostatic hypotension and are on track to have pivotal Phase III data from Study 301 in the third quarter,” commented Dr. Simon Pedder, President and CEO of Chelsea. “As we prepare to complete enrollment in Study 301 in

June, we also look forward to beginning patient enrollment this quarter in both our Northera Study 306 and CH-4051 Phase II trial in rheumatoid arthritis. Combined with ongoing studies in fibromyalgia and adult attention deficit hyperactivity disorder, Chelsea is well-positioned to benefit from multiple, value-creating clinical milestones over the next several quarters.”

Financial Results for the First Quarter

Chelsea reported a net loss for the quarter ended March 31, 2010 of $6.2 million or ($0.18) per share versus a net loss of $7.4 million or ($0.25) per share for the comparable period in 2009.

Research and development (R&D) expenses for the quarter ended March 31, 2010 were $4.9 million, compared to $6.5 million for the first quarter of 2009. First quarter 2010 R&D expenses reflect an overall decrease in the number of active clinical trials relative to the comparable prior year period and the temporary reduction in costs related to the conduct of the Chelsea’s Phase III registration program for Northera as changes to the company’s ongoing Study 301 were implemented and the design of Study 306 was finalized.

During the first quarter 2010, relative increases in sales and marketing expense were largely offset by a reduction in general and administrative expense. As a result, Chelsea’s selling, general and administrative expenses of $1.4 million for the three months ended March 31, 2010 remained flat year over year.

Chelsea ended the quarter with $31.6 million in cash and cash equivalents. This reflects a net increase of $9.3 million from December 31, 2009 resulting from the completion of a registered direct offering in March 2010, which, after deducting related expenses, generated net proceeds of $16.8 million.

2010 Financial Guidance

Chelsea anticipates 2010 R&D expense to peak during the third quarter with full year R&D expenses of approximately $30 million. The Company anticipates that available cash and cash equivalents should fund the company’s current and planned development programs as well as increased commercialization activity into the first quarter of 2011.

Conference Call Today at 5:00 PM EDT

Chelsea will discuss its first quarter results and provide an update on its clinical development programs in a conference call today at 5:00 PM Eastern Time. Interested investors may participate in the conference call by dialing 877-638-9567 (domestic) or 720-545-0009 (international). A replay will be available for one week following the call by dialing 800-642-1687 for domestic participants or 706-645-9291 for international participants and entering passcode 70972823 when prompted. Participants may also access both the live and archived webcast of the conference call on Chelsea’s web site at www.chelseatherapeutics.com.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, Droxidopa, is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

CHELSEA THERAPEUTICS INTERNATIONAL, LTD. AND SUBSIDIARY

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended March 31,
	2010	2009
	(unaudited)	(unaudited)
Operating expenses:
Research and development	$4,880,473	$6,506,906
Sales and marketing	410,547	305,300
General and administrative	975,587	1,042,473

Total operating expenses	6,266,607	7,854,679

Operating loss	(6,266,607)	(7,854,679)
Interest income	67,551	115,674
Interest expense	(32,953)	(26,754)
Other income (expense)	—	337,492

Net loss	$(6,232,009)	$(7,428,267)

Net loss per basic and diluted share of common stock	$(0.18)	$(0.25)

Weighted average number of basic and diluted common shares outstanding	35,435,962	30,111,479

CHELSEA THERAPEUTICS INTERNATIONAL, LTD. AND SUBSIDIARY

Condensed Consolidated Balance Sheet Data

(unaudited)

	March 31,	December 31,
	2010	2009
	(in thousands)
Cash and cash equivalents	$31,597	$22,295
Short-term investments	11,400	11,450
Total assets	43,756	34,349
Line of credit payable	11,400	11,466
Total liabilities	19,865	21,497
Deficit accumulated during the development stage	(101,775)	(95,543)
Stockholders’ equity	23,891	12,852

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include our need to raise operating capital, our history of losses, risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates Droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for our products if any are approved for marketing and reliance on key personnel including specifically Dr. Pedder. We refer you to documents we file from time to time with the Securities and Exchange Commission.

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Investors & Media:

Kathryn McNeil

Chelsea Therapeutics

718-788-2856

mcneil@chelseatherapeutics.com